DALLAS, May 8, 2025 – Invesco Commercial Real Estate Finance Trust, Inc. ("INCREF"), a perpetual life real estate investment trust (REIT) focused on private credit secured by real estate, announced that it closed its inaugural $1.2 billion managed commercial real estate collateralized loan obligation (CRE CLO), INCREF 2025-FL1, on May 7, 2025. “Our culture of innovation has kept us on the leading edge of commercial real estate for 40 years. This transaction further demonstrates our deep real estate capital markets expertise and commitment to excellence in real estate finance,” said Bert Crouch, Chief Executive Officer and Director of INCREF and Head of North America for Invesco Real Estate. The CRE CLO is structured by Morgan Stanley with bookrunning support from Barclays, Citigroup, and Wells Fargo, and is secured by a portfolio consisting of approximately 55% multifamily and 45% industrial loans. “We’re pleased to announce that this issuance, which priced efficiently amid volatile market conditions, is the largest diversified CRE CLO issued in the US in the past three years1 evidencing the market’s confidence in the sector,” said Charlie Rose, President and Lead Portfolio Manager of INCREF and Global Head of Credit for Invesco Real Estate. “By issuing today, we have improved our overall cost of capital and accessed significant additional liquidity at a time when our liquidity position is already extraordinarily strong.” The Invesco Real Estate platform has rapidly grown to become one of the five most active alternative lending platforms in the US.2 The group attributes this, in part, to its property-first and ‘credit-over-yield’ mandate that has helped the team to develop lasting partnerships with relationship borrowers. # # # About INCREF Invesco Commercial Real Estate Finance Trust, Inc. is a monthly net asset value (NAV) non- listed real estate investment trust that originates, acquires, and manages a portfolio of loans secured by commercial real estate (and similar investments) primarily located in North America. INCREF is managed by Invesco Advisers, Inc. (the "Adviser"), a subsidiary of Invesco Ltd. and the registered investment adviser for Invesco Real Estate, the real estate investment center of Invesco Ltd. This does not constitute an offer or solicitation to buy or sell any securities. An offering can only be made by the applicable offering memorandum. About Invesco Real Estate Press Release For immediate release Invesco Commercial Real Estate Finance Trust, Inc. ("INCREF") Closes $1.2 Billion Commercial Real Estate CLO Contact: Matthew Chisum | 212-652-4368 | matthew.chisum@invesco.com Exhibit 99.1

Invesco Real Estate is a global leader in the real estate investment management business with $85 billion in real estate assets under management, 605 employees and 21 regional offices across the U.S., Europe and Asia Pacific as of December 31, 2024. With over a 40-year history, Invesco Real Estate invests across the risk return spectrum, from core to opportunistic; in equity and debt; listed and direct; locally and globally. Invesco Real Estate is a business name of Invesco Advisers, Inc., an indirect, wholly owned subsidiary of Invesco Ltd. About Invesco Ltd. Invesco is a global independent investment management firm dedicated to delivering an investment experience that helps people get more out of life. Our distinctive investment teams deliver a comprehensive range of active, passive and alternative investment capabilities. With offices in more than 20 countries, Invesco managed $1.8 trillion in assets on behalf of clients worldwide as of March 31, 2025. For more information, visit invesco.com/corporate. 1 J.P. Morgan, Commercial Mortgage Alert, Bloomberg Finance L.P., INTEX, as of May 2, 2025. 2 2024 Mortgage Bankers Association Ranking Investor-Driven Lenders “As a Lender” - Invesco Real Estate = #4, as of March 25, 2025. The survey is based on commercial mortgage loans and other financing activity closed during 2024.